EXHIBIT 10.20

Occidental Petroleum Corporation

Supplemental Retirement Plan II

Effective as of January 1, 2005

Contents

Article 1. Introduction	1
1.1 Establishment and Purpose	1
1.2 Status of the Plan	1
1.3 Application of the Plan	2
Article 2. Definitions	3
2.1 Definitions	3
Article 3. Participation	9
3.1 Effective Date of Participation	9
Article 4. Benefits	10
4.1 Allocations Relating to the Retirement Plan	10
4.2 Allocations Relating to the Savings Plan	11
4.3 Allocations Relating to the Deferred Compensation Plan	12
4.4 Maintenance of Accounts	12
4.5 Vesting and Forfeiture	13
Article 5. Payments	14
5.1 Earliest Time for Distributions	14
5.2 Election of Time and Form of Payment	14
5.3 No Acceleration of Payments	15
5.4 Death	16
5.5 Tax Withholding	16
Article 6. Administration	17
6.1 The Administrative Committee	17
6.2 Compensation and Expenses	17
6.3 Manner of Action	17
6.4 Chairman, Secretary, and Employment of Specialists	17
6.5 Subcommittees	17
6.6 Other Agents	18
6.7 Records	18
6.8 Rules	18

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6.9 Powers and Duties	18
6.10 Decisions Conclusive	18
6.11 Fiduciaries	19
6.12 Notice of Address	19
6.13 Data	19
6.14 Adjustments	19
6.15 Member’s Own Participation	20
6.16 Indemnification	20
Article 7. Amendment and Termination	22
7.1 Amendment and Termination	22
7.2 Reorganization of Employer	22
7.3 Protected Benefits	22
Article 8. Claims and Appeals Procedures	23
8.1 Application for Benefits	23
8.2 Claims Procedure for Benefits	23
8.3 Limitations on Actions	24
Article 9. General Provisions	26
9.1 Unsecured General Creditor	26
9.2 Trust Fund	26
9.3 Nonassignability	26
9.4 Release from Liability to Participant	26
9.5 Employment Not Guaranteed	27
9.6 Gender, Singular & Plural	27
9.7 Captions	27
9.8 Validity	27
9.9 Notice	27
9.10 Applicable Law	27

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Article 1. Introduction

1.1 Establishment and Purpose

Occidental Petroleum Corporation (the “Company”) hereby establishes the Occidental Petroleum Corporation Supplemental Retirement Plan II (the “Plan”) effective as of January 1, 2005. It is the purpose of this Plan to provide eligible Employees with benefits that will compensate them for maximums imposed by law upon contributions to qualified plans. The portion of the Plan reflecting credits to compensate for the maximum limits imposed by Code section 415 is intended to constitute an “excess plan” as defined in ERISA section 3(36). The remaining portion of the Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulation section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulation.

1.2 Status of the Plan

(a)

Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulation section 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, allocations under this Plan to the account maintained for a Participant, and earnings credited thereon, are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or Alternate Payee being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or Alternate Payee in advance of the date on which payment of any benefit due under the Plan is actually made.

(b)

Compliance with Code Section 409A. This Plan is intended to comply with Code section 409A and related regulatory guidance. Therefore, notwithstanding any other provision of this Plan, for allocations under this Plan and earnings credited on such amounts, no Participant, Beneficiary or Alternate Payee shall have a right to receive a payment if that payment would result in making any portion of the Plan benefit subject to federal income tax under Code section 409A before payment of that benefit has actually been made to the Participant, Beneficiary or Alternate Payee. Consistent with the terms of the Plan, the Administrative Committee shall establish rules regarding distribution options that are designed to avoid making any portion of the Plan benefit subject to federal income tax under Code section 409A before payment of that benefit has actually been made.

(c)

No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this section. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or Alternate Payee with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

1.3 Application of the Plan

The terms of the Plan are applicable to eligible Employees employed by an Employer on or after January 1, 2005. All distributions and distribution elections made on or after January 1, 2005 shall be made in accordance with the provisions of this Plan, as amended from time to time.

Article 2. Definitions

2.1 Definitions

Whenever the following words and phrases are used in the Plan with the first letter capitalized, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(a)	“Administrative Committee” means the committee with authority to administer the Plan as provided under section 6.1.
(b)	“Affiliate” means:
(1)	Any corporation or other business organization while it is controlled by or under common control with the Company within the meaning of Code sections 414 and 1563;
(2)	Any member of an affiliated service group within the meaning of Code section 414(m) of which the Company or any Affiliate is a member;
(3)	Any entity which, pursuant to Code section 414(o) and related Treasury regulations, must be aggregated with the Company or any Affiliate for plan qualification purposes; or
(4)

Any corporation, trade or business which is more than 50 percent owned, directly or indirectly, by the Company and which is designated by the Board or, if authorized by the Board, the Administrative Committee as an Affiliate.

(c)

“Alternate Payee” means a former spouse of a Participant who is recognized by a Divorce Order as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(d)

“Base Pay of Record” means the base salary of an Employee as stated in the payroll records of his Employer, excluding any amounts paid for bonuses, income realized upon exercise of stock options, and any other special pay which the Employer pays to the Employee during the Plan Year, prior to reduction for any deferral of base salary under the Savings Plan, the Deferred Compensation Plan or any other qualified or non-qualified deferred compensation plan or agreement maintained by the Company or Employer and any pretax contributions for welfare and spending account benefits under any plan maintained by the Company or Employer.

In the case of an LTD Participant, Base Pay of Record means the Participant’s base salary as described above in effect at the time he became disabled, as defined in the Long-Term Disability Plan.
(e)	“Base Pay Paid” means the Employee Base Pay of Record, reduced for any deferral of base salary under the Deferred Compensation Plan.

(f)	“Beneficiary” means the person(s) entitled to receive the Participant’s benefits under the Retirement Plan in the event of the Participant’s death.

Notwithstanding the foregoing, where an Employee becomes a Participant through merger of another plan into this Plan, “Beneficiary” means the person or persons so designated under such other plan until a new Beneficiary designation is effected under the Retirement Plan by such Employee.

(g)	“Board” means the Board of Directors of the Company.
(h)	“Code” means the Internal Revenue Code of 1986, as amended.
(i)	“Company” means Occidental Petroleum Corporation and any successor thereto.
(j)	“Controlled Group” means each Employer and all entities that must be aggregated with that Employer pursuant to Code sections 414(b), (c), (m), or (o).
(k)

“Divorce Order” means any judgment, decree, or order (including judicial approval of a property settlement agreement) that relates to the settlement of marital property rights between a Participant and his former spouse pursuant to a state domestic relations law (including, without limitation and if applicable, community property law).

(l)	“Deferred Compensation Plan” means the Occidental Petroleum Corporation 2005 Deferred Compensation Plan, as amended from time to time.
(m)

“Employee” means any person who is an Eligible Employee, as defined in the Retirement Plan, or a Transition Eligible Employee, as defined in section 1.34 the Oxy Permian Cash Balance Retirement Plan, as in effect on July 1, 2000.

Notwithstanding the foregoing, no individual shall be considered an Employee if such individual is not classified as a common-law employee in the employment records of the Employer, without regard to whether the individual is subsequently determined to have been a common-law employee of the Employer. The persons excluded by this paragraph from being Employees are to be interpreted broadly to include and to have at all times included individuals engaged by the Employer to perform services for such entity in a relationship that the entity characterizes as other than an employment relationship, such as where the Employer engages the individual to perform services as an independent contractor or leases the individual’s services from a third party. The exclusion of the individual from being an Employee shall apply even if a determination is subsequently made by the Internal Revenue Service, another governmental agency, a court or other tribunal, after the individual is engaged to perform such services, that the individual is an employee of the Employer for purposes of pertinent Code sections or for any other purpose.

(n)	“Employer” means the Company and any Affiliate which is designated by the Board or the Administrative Committee and which adopts the Plan.

The Board or, if authorized by the Board, the Administrative Committee may designate any Affiliate as an Employer under this Plan. The Affiliate shall become an Employer and a party to this Plan upon acceptance of such designation effective as of the date specified by the Board or Administrative Committee.

By accepting such designation or continuing as a party to the Plan, each Employer acknowledges that:
(A)	It is bound by such terms and conditions relating to the Plan as the Company or the Administrative Committee may reasonably require;
(B)	It hereby acknowledges the authority of the Company and the Administrative Committee to review the Affiliate’s compliance procedures and to require changes in such procedures to protect the Plan;
(C)	It has authorized the Company and the Administrative Committee to act on its behalf with respect to Employer matters pertaining to the Plan;
(D)	It will cooperate fully with Plan officials and their agents by providing such information and taking such other actions as they deem appropriate for the efficient administration of the Plan; and
(E)	Its status as an Employer under the Plan is expressly conditioned on its being and continuing to be an Affiliate of the Company.

Subject to the concurrence of the Board or Administrative Committee, any Affiliate may withdraw from the Plan, and end its status as an Employer hereunder, by communicating to the Administrative Committee its desire to withdraw. Upon withdrawal, which shall be effective as of the date agreed to by the Board or Administrative Committee, as the case may be, and the Affiliate, the Plan shall be considered frozen as to Employees of such Affiliate.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)

“Key Employee” means an Employee described in Code section 416(i), but only while such Employee is treated as a “specified employee” under regulatory guidance for purposes of Code section 409A(a)(2)(B)(i).

(q)	“LTD Participant” means an Employee:
(1)	Who became disabled under the terms of the Long-Term Disability Plan prior to October 1, 1995; and
(2)

Who, during the Plan Year, is receiving benefits under the Long-Term Disability Plan and who was a highly-compensated employee (as defined in Code section 414(q)) in the year of his commencement of benefits under the Long-Term Disability Plan.

(r)	“Long-Term Disability Plan” means the Occidental Petroleum Corporation Long-Term Disability Plan or, as appropriate to the LTD Participant or context, the Oxy Vinyls, LP Long-Term Disability Plan.
(s)	“Participant”\ means a person meeting the requirements to participate in the Plan set forth in Article 3.
(t)	“Plan Year” means the calendar year.
(u)	“Qualified Divorce Order”means a Divorce Order that:
(1)	Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;
(2)	Clearly specifies:
(A)	The name and the last known mailing address of the Participant and the name and mailing address of the Alternate Payee covered by the order;
(B)	The amount or percentage of the Participant’s benefits to be paid by this Plan to the Alternate Payee, or the manner in which such amount or percentage is to be determined;
(C)	The number of payments or period to which such order applies; and
(D)	That it applies to this Plan; and
(3)	Does not:
(A)	Require this Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;
(B)	Require this Plan to provide increased benefits;
(C)	Require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another Divorce Order previously determined to be a Qualified Divorce Order; or
(D)

Require the payment of benefits under this Plan at a time or in a manner that would cause the Plan to fail to satisfy the requirements of Code section 409A (or other applicable section) and any regulations promulgated thereunder or that would otherwise jeopardize the deferred taxation treatment of any amounts under this Plan.

(v)	“Retirement Plan” means the Occidental Petroleum Corporation Retirement Plan, as amended from time to time.

(w)	“Savings Plan” means the Occidental Petroleum Corporation Savings Plan, as amended from time to time.
(x)

“Separation from Service” means a termination of the employment relationship that meets the requirements for a separation from service under regulatory guidance issued pursuant to Code section 409A(a)(2)(A). Pending the issuance of such regulatory guidance, a Participant will be deemed to have a Separation from Service under this Plan if the Participant ceases to be an employee of all of the following:

(1)	An Employer;
(2)	An Affiliate, regardless of whether the Affiliate is an Employer; or
(3)

Any other entity, whether or not incorporated, in which the Company has an ownership interest, and the Administrative Committee has designated that the Participant’s commencement of employment with such entity upon the Participant’s ceasing to be an employee of an entity described in (1) or (2) above will not be deemed to be a Separation from Service for purposes of this Plan, provided that such designation shall be made in writing by the Administrative Committee and shall be communicated to the Participant prior to his commencement of employment with the entity so designated.

For purposes of the preceding provisions, a Participant who ceases to be an employee of an entity described in (1), (2) or (3) above shall not be deemed to have a Separation from Service if such cessation of employment is followed immediately by his commencement of employment with another entity described in (1), (2) or (3) above.

(y)	“Supplemental Retirement Plan” means the Occidental Petroleum Corporation Supplemental Retirement Plan in effect on December 31, 2004 and as amended from time to time.
(z)

“Threshold Amount” means the amount determined by the Company and communicated to Employees in advance of the Plan Year as the level of annualized Base Pay of Record at which the sum of the following amounts would exceed the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A):

(1)

The Plan Limit, determined under Appendix II of the Savings Plan (or any successor provision), for the Plan Year for a highly compensated employee as defined under Code section 414(q), times the annualized Base Pay of Record;

(2)	6 percent of the annualized Base Pay Paid; and
(3)

The annual employer contributions for the Plan Year that would be made to the Retirement Plan based on the Employee’s annualized Base Pay of Record assuming that the Employee has attained age 35 as of the last day of the Plan Year.

(aa)

“Wage Base” means the dollar amount of wages, within the meaning set forth in Code section 3121(a), upon which the Employer must pay Social Security Old Age, Survivors and Disability taxes for a Plan Year.

Article 3. Participation

3.1 Effective Date of Participation

An Employee shall become a Participant in this Plan, on or after January 1, 2005, on the earliest date that the Employee is described in one or more of the following subsections:

(a)

Any Employee who was a Participant in the Supplemental Retirement Plan and whose account in that plan was not fully vested on December 31, 2004 shall become a Participant in this Plan on January 1, 2005. The nonvested account of such a Participant shall be transferred to and become the account maintained for the Participant under this Plan, as of January 1, 2005.

(b)

Any Employee whose annualized Base Pay of Record exceeds the Threshold Amount for an Employee who will have attained age 35 by the end of the Plan Year shall become a Participant on the first day of the Plan Year or, if later, the first day of the payroll period that the Employee’s annualized Base Pay of Record exceeds the Threshold Amount.

(c)

Any Employee whose annualized Base Pay of Record for the Plan Year exceeds the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year shall become a Participant on the first day of such Plan Year or, if later, the first day of the payroll period that the Employee’s annualized Base Pay of Record exceeds the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year.

(d)	Any Employee shall become a Participant on the date that:
(1)	The Employee is eligible to participate in both the Retirement Plan and the Deferred Compensation Plan, and
(2)	The Employee is eligible to receive a bonus granted under any management incentive compensation plan of an Employer.
(e)	An individual who is an LTD Participant shall become a Participant on January 1, 2005.

Notwithstanding anything contained herein, any Employee who is entitled to receive supplemental retirement benefits upon his retirement pursuant to a written contract of employment between the Employee and the Company or an Affiliate shall be ineligible to be a Participant effective as of the first day of the Plan Year following the effective date of such contractual provision.

Article 4. Benefits

4.1 Allocations Relating to the Retirement Plan

(a)	Eligibility. The following Employees who become Participants shall be provided the allocation for the Plan Year specified in subsection (b):
(1)	An Employee:
(A)	Who is eligible to participate in the Savings Plan and the Retirement Plan for the Plan Year, and
(B)	Whose annualized Base Pay of Record exceeds the Threshold Amount applicable to the Employee for the Plan Year.

If the Employee’s annualized Base Pay of Record increases during the Plan Year such that it exceeds the Threshold Amount, then the Employee will be eligible for the allocation specified in subsection (b) as of the first payroll period for which the Employee’s annualized Based Pay of Record exceeds the Threshold Amount. If the Employee’s annualized Base Pay of Record decreases during the Plan Year such that it no longer exceeds the Threshold Amount, then the Employee shall cease to be eligible for the allocation specified in subsection (b) as of the first payroll period for which the Employee’s annualized Based Pay of Record falls below the Threshold Amount.

(2)	An individual who is an LTD Participant for the Plan Year.
(b)	Allocation Amount.
(1)

Contingent Credit. A credit shall be made as of the last day of each month to a contingent account maintained for each Participant described in subsection (a). The amount of the credit for the month shall be:

(A)	For a Participant who will not attain age 35 as of the last day of the Plan Year, the sum of:
(i)	4 percent of Base Pay of Record for the calendar month below the Wage Base; plus
(ii)	8 percent of Base Pay of Record for the calendar month above the Wage Base.
(B)	For a Participant who will have attained age 35 as of the last day of the Plan Year, the sum of:
(i)	7 percent of Base Pay of Record for the calendar month below the Wage Base; plus

(ii)	12 percent of Base Pay of Record for the calendar month above the Wage Base.

For purposes of calculating contingent allocations under this section, an Employee will have Base Pay of Record above the Wage Base for a calendar month only to the extent that the Employee’s Base Pay of Record for the Plan Year, determined as of the last day of such pay period, is in excess of the Wage Base.

(2)

Reduction Amount. The amounts contingently credited to the account maintained for the Participant during the Plan Year under paragraph (1) shall be reduced as of the last day of the Plan Year, but not below zero, by the amount determined under this paragraph. The reduction amount is intended to be equal to the Employee’s allocation under the Retirement Plan for the Plan Year. After the reduction described in this paragraph, the remaining amount shall be permanently credited to the account maintained for the Participant.

(A)	No reduction shall apply to the account maintained for any Participant, including an LTD Participant, who is not an Employee on the last day of the Plan Year.
(B)	The reduction amount for other Participants shall be equal to the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A) minus sum of the following:
(i)	The Plan Limit, determined under Appendix II of the Savings Plan (or any successor provision) times the Participant’s Base Pay Paid for the Plan Year, and
(ii)	6 percent times the Participant’s Base Pay Paid for the Plan Year.

For purposes of determining the reduction under this subparagraph, no portion of the Participant’s Base Pay Paid for the Plan Year in excess of the amount specified in Code section 401(a)(17) in effect for the Plan Year shall be taken into account. The reduction amount shall not be less than zero.

(3)

Earnings Allocation. The Employer shall also permanently credit earnings on the monthly allocations under paragraph (1) for the Plan Year as if such allocations shared in earnings at the rate and in the manner described in section 4.4. The earning allocation under this paragraph shall not be subject to reduction under paragraph (2).

4.2 Allocations Relating to the Savings Plan

(a)	Eligibility. An Employee who is eligible to participate in the Savings Plan for the Plan Year and whose Base Pay Paid for the Plan Year exceeds the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year shall be provided the allocation for the Plan Year specified in subsection (b):
(b)

Allocation Amount. The amount to be allocated as of the last day of the Plan Year under this Plan with respect to a Participant described in subsection (a) above for the Plan Year shall equal the sum of:

(1)	6 percent of the Employee’s Base Pay Paid in excess of the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year; and
(2)	5 percent of the amount allocated under paragraph (1) which shall be allocated to the account maintained for the Participant in lieu of interest on such amount for the Plan Year.

4.3 Allocations Relating to the Deferred Compensation Plan

(a)

Eligibility. An Employee who is a participant in the Retirement Plan and eligible to participate in the Deferred Compensation Plan for the Plan Year shall be provided the allocation for the Plan Year specified in subsection (b).

(b)

Allocation Amount. The amount to be allocated in a Plan Year under this Plan with respect to a Participant described in subsection (a) above for the Plan Year shall equal that Participant’s applicable percentage multiplied by the amount of the bonus the Participant is entitled to elect to defer for that plan year of the Deferred Compensation Plan. This allocation shall be made irrespective of whether such Participant elects to defer under the Deferred Compensation Plan all or any part of any bonus to which he might be entitled. Notwithstanding the preceding sentence, no allocation shall be made to the account of a Participant who is not an Employee on the date that any such bonus is awarded.

For purposes of this subsection, the term “applicable percentage” shall mean 12 percent in the case of a Participant who shall have attained age 35 prior to the end of the Plan Year in which the allocation is made and 8 percent in the case of a Participant who shall not have attained age 35 prior to the end of the Plan Year in which the allocation is made. The allocation described in this section shall be made to the account of each Participant effective as of the date on which the Participant is awarded the bonus he is entitled to defer under the Deferred Compensation Plan.

4.4 Maintenance of Accounts

(a)

Each Employer shall establish and maintain, in the name of each Participant employed by that Employer, an individual account which shall consist of all amounts credited to the Participant. As of the end of each month, the Administrative Committee shall increase the balance, if any, of the Participant’s individual account as of the last day of the preceding month, by multiplying such amount by a number equal to one plus .167% plus the monthly yield on 5-Year Treasury Constant Maturities for the monthly processing period.

(b)

The individual account of each Participant shall represent a liability, payable when due under this Plan, out of the general assets of the Company, or from the assets of any trust, custodial account or escrow arrangement which the Company may establish for the purpose of assuring availability of funds sufficient to pay benefits under this Plan. The money and any other assets in any such trust or account shall at all times remain the property of the Company, and neither this Plan nor any Participant shall have any beneficial ownership interest in the assets thereof. No property or assets of the Company shall be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder. Accounting for this Plan shall be based on generally accepted accounting principles.

4.5 Vesting and Forfeiture

Notwithstanding any other Plan provision, all benefits under this Plan shall be contingent and forfeitable and no Participant shall have a vested interest in any benefit unless, while he is still employed by an Employer, he becomes fully vested in his benefit under the Retirement Plan (or would have become vested if he were a participant in the Retirement Plan). A person who terminates employment with an Employer for any reason prior to becoming vested hereunder shall not receive a benefit, provided that, upon rehire by an Employer, any amounts forfeited by a Participant at the time of his termination of employment shall be restored, without interest, to his account.

Article 5. Payments

5.1 Earliest Time for Distributions

(a)	General Rules. A Participant’s vested account under this Plan may not be distributed earlier than:
(1)	The Participant’s Separation from Service;
(2)	The Participant’s death.
(b)	Special Rules. Notwithstanding the foregoing:
(1)

In the case of a Participant who is a Key Employee, a distribution made on account of Separation from Service may not be made before a date that is at least six months after the Participant’s Separation from Service.

(2)	No LTD Participant shall be entitled to a distribution of benefits under this Plan prior to the time long-term disability payments cease.

5.2 Election of Time and Form of Payment

(a)

General Rules. All elections as to the time and form of payment under this Plan shall be made only in accordance with the provisions of this Plan and the rules and procedures established by the Administrative Committee for the time and manner of making elections. If a Participant fails to make a valid and timely election, the vested account, if any, maintained for the Participant shall be paid as a single sum as soon as administratively practicable. In addition, notwithstanding any election made by the Participant under this section, if the balance of the vested account, if any, maintained for the Participant is less than $50,000 when the amount first becomes payable under section 5.1, the balance shall be paid in a single sum as soon as administratively practicable.

(b)	Available Times and Forms of Payment. Subject to the provisions of this Article, the Participant may elect to have his account paid out as follows:
(1)	As single sum during the first calendar quarter following the calendar year in which occurs the distribution event specified in section 5.1, except death, or
(2)

Annual installment payments over 5, 10, 15, or 20 years, as elected by the Participant, commencing during the first calendar quarter following the calendar year in which occurs the distribution event specified in section 5.1, except death, and continuing each year thereafter until the final installment is paid or, if earlier, the Participant dies. While benefits are to be paid in installments, the Participant’s account will continue to be adjusted as provided in section 4.4(a) until the series of installments has been completed. The amount of each annual installment while the Participant is alive shall equal the amount credited to the account as of January 31 of the year in which the installment is to be paid, multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of installments (including the current one) which remain to be paid. Each installment shall be paid as soon as administratively possible after January 31 of the calendar year. If the Participant dies while installments remain to be paid, the remaining account credited to the Participant shall be paid to the Beneficiary as soon as practicable following the Participant’s death.

(c)

Transition Rule. If the Employee is a Participant during the 2005 Plan Year, the Participant shall make an election with respect to the time and form of payment of the account maintained for the Participant upon the earlier of the Participant’s Separation from Service or the 60th day after this Plan is adopted by the Board, but in no event later than December 31, 2005.

(d)

New Participants. Any Employee who becomes a Participant after December 31, 2005 shall make an election with respect to the time and form of payment of the account maintained for the Participant no later than the 30th day after the Employee first becomes a Participant.

(e)

Change of Elections. A Participant shall not be permitted to change his election as to the time and form of payment, regardless of whether the Participant made an affirmative initial election or the election was defaulted to a single sum because of the Participant’s failure to make a valid and timely election, except as provided in this section.

(1)	Except as provided in section 5.3, no election shall be permitted which accelerates the time of any payment.
(2)	Any change in election resulting in a delay or change in the form of payment shall not take effect until the one-year anniversary of the date the changed election is properly made.
(3)

In the case of a payment on account of the Participant’s Separation from Service, the first payment under the changed election must result in a deferral for a period of at least 5 years from the date the first payment would have been made under the initial election.

5.3 No Acceleration of Payments

The Administrative Committee shall not permit the acceleration of the time or schedule of payments except as provided in this section.

As of January 1, 2005, acceleration of the time or schedule of payments shall be permitted only in the following instances:

(a)	A payment to an Alternate Payee to the extent necessary to fulfill a Qualified Divorce Order;
(b)	A payment that is necessary to comply with a certificate of divestiture as defined in Code section 1043(b)(2); or

(c)

A payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on amounts held by the Plan as well as a payment to pay any income tax at source on wages imposed under Code section 3401 (i.e., wage withholding) on the FICA tax amount and any income tax at source attributable to the pyramiding wages and taxes. The total payment under this subsection may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

5.4 Death

The account or, if benefits have commenced, the remaining account of a Participant who dies shall be paid in a single sum to the Participant’s Beneficiary as soon as administratively possible following the date of the Participant’s death.

5.5 Tax Withholding

Any federal, state or local taxes, including FICA tax amounts, required by law to be withheld with respect to benefits earned and vested under this Plan or any other compensation arrangement may be withheld from the Participant’s benefit, salary, wages or other amounts paid by the Company or any Employer and reasonably available for withholding. Prior to making or authorizing any benefit payment under this Plan, the Company may require such documents from any taxing authority, or may require such indemnities or a surety bond from any Participant or Beneficiary, as the Company shall reasonably consider necessary for its protection.

Article 6. Administration

6.1 The Administrative Committee

The Plan shall be administered by an Administrative Committee appointed by the Board. The Administrative Committee shall be composed of as many members as the Board may appoint from time to time, but not fewer than three members, and shall hold office at the discretion of the Board. Such members may, but need not, be Employees of the Company.

Any member of the Administrative Committee may resign by delivering his written resignation to the Board and to the Administrative Committee Secretary. Such resignation shall be effective no earlier than the date of the written notice.

Vacancies in the Administrative Committee arising by resignation, death, removal, or otherwise, shall be filled by the Board.

6.2 Compensation and Expenses

The members of the Administrative Committee who are Employees shall serve without compensation for services as a member. Any member may receive reimbursement by the Company of expenses properly and actually incurred. All expenses of the Administrative Committee shall be paid directly by the Company. Such expenses may include any expenses incident to the functioning of the Administrative Committee, including, but not limited to, fees of the Plan’s accountants, outside counsel and other specialists and other costs of administering the Plan.

6.3 Manner of Action

A majority of the members of the Administrative Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted, and other actions taken by the Administrative Committee at any meeting shall be by the vote of a majority of those present at any such meeting.

Upon obtaining the written consent of a majority of the members at the time in office, action of the Administrative Committee may be taken otherwise than at a meeting.

6.4 Chairman, Secretary, and Employment of Specialists

The members of the Administrative Committee shall elect one of their number as Chairman and shall elect a Secretary who may, but need not, be a member. They may authorize one or more of their number or any agent to execute or deliver any instrument or instruments on their behalf, and may employ such counsel, auditors, and other specialists and such other services as they may require in carrying out the provisions of the Plan.

6.5 Subcommittees

The Administrative Committee may appoint one or more subcommittees and delegate such of its power and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Administrative Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction. The members of any such subcommittee shall consist of such officers or other employees of the Company and such other persons as the Administrative Committee may appoint.

6.6 Other Agents

The Administrative Committee may also appoint one or more persons or agents to aid it in carrying out its duties as a fiduciary, and delegate such of its powers and duties as it deems desirable to such person or agents.

6.7 Records

All resolutions, proceedings, acts, and determinations of each Committee shall be recorded by the Secretary thereof or under his supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

6.8 Rules

Subject to the limitations contained in the Plan, the Administrative Committee shall be empowered from time to time in its discretion to adopt by-laws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.

6.9 Powers and Duties

The Administrative Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Administrative Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including, but not limited to, the following:

(a)

To construe and interpret the Plan, to supply all omissions from, correct deficiencies in and resolve ambiguities in the language of the Plan; to decide all questions of eligibility and determine the amount, manner, and time of payment of any benefits hereunder;

(b)	To make a determination as to the right of any person to an allocation, and the amount thereof;
(c)

To obtain from the Employees such information as shall be necessary for the proper administration of the Plan and, when appropriate, to furnish such information promptly to other persons entitled thereto;

(d)	To prepare and distribute, in such manner as the Company determines to be appropriate, information explaining the Plan; and
(e)	To establish and maintain such accounts in the name of each Participant as are necessary.

6.10 Decisions Conclusive

The Administrative Committee shall exercise their powers hereunder in a uniform and nondiscriminatory manner. Any and all disputes with respect to the Plan which may arise involving Participants or their Beneficiaries shall be referred to the Administrative

Committee and its decision shall be final, conclusive, and binding. Furthermore, if any question arises as to the meaning, interpretation, or application of any provision hereof, the decision of the Administrative Committee with respect thereto shall be final.

6.11 Fiduciaries

The fiduciaries named in this Article shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. The Company shall have the sole authority to amend or terminate, in whole or in part, this Plan. The Administrative Committee shall be a fiduciary under the Plan and shall have the sole responsibility for the administration of this Plan. The officers and Employees of the Company shall have the responsibility of implementing the Plan and carrying out its provisions as the Administrative Committee shall direct. A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees in any manner the payment of benefits from this Plan. Any party may serve in more than one fiduciary capacity with respect to the Plan.

6.12 Notice of Address

Each person entitled to benefits from the Plan must file with the Administrative Committee or its agent, in writing, his mailing address and each change of his mailing address. Any communication, statement, or notice addressed to such a person at his latest reported mailing address will be binding upon him for all purposes of the Plan, and neither the Administrative Committee nor the Company shall be obliged to search for or ascertain his whereabouts.

6.13 Data

All persons entitled to benefits from the Plan must furnish to the Administrative Committee such documents, evidence, or information, including information concerning marital status, as the Administrative Committee considers necessary or desirable for the purpose of administering the Plan. It shall be an express condition of the Plan that each such person must furnish such information and sign such documents as the Administrative Committee may require before any benefits become payable from the Plan. The Administrative Committee shall be entitled to distribute to a non-spouse Beneficiary in reliance upon the signed statement of the Participant that he is unmarried without any further liability to a spouse if such statement is false.

6.14 Adjustments

The Administrative Committee may adjust benefits under the Plan or make such other adjustments with respect to a Participant or Beneficiary as are required to correct administrative errors or provide uniform treatment in a manner consistent with the intent and purposes of the Plan.

6.15 Member’s Own Participation

No member of the Administrative Committee may act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

6.16 Indemnification

(a)

To the extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of this section:

(1)	The Administrative Committee and each of its members which, for purposes of this section, includes any Employee to whom the Administrative Committee has delegated fiduciary or other duties.
(2)

The Board and each member of the Board of Directors of the Corporation and any Employer who has responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a nonfiduciary settlor function (such as deciding whether to approve a plan amendment), or a nonfiduciary administrative task relating to the Plan.

(b)

The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorney’s fees and court costs, incurred by that person on account of his or her good faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)

An Indemnified Person shall be indemnified under this section only if he or she notifies an Appropriate Person at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)

A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Company in response to the Indemnified Person’s notice.

(B)

The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this section to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this section with respect to attorney’s fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit.
(3)

No Indemnified Person shall be indemnified under this section with respect to any action or failure to act that is judicially determined to constitute or be attributable to the willful misconduct of the Indemnified Person.

(4)

Payments of any indemnity under this section shall be made only from insurance or other assets of the Company. The provisions of this section shall not preclude such further indemnities as may be available under insurance purchased by the Company or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this section that is otherwise indemnified by the Company or by an insurance contract purchased by the Company.

Article 7. Amendment and Termination

7.1 Amendment and Termination

The Company expects the Plan to be permanent, but since future conditions affecting the Company or any Employer cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board, except that no amendment shall reduce the dollar amount permanently credited to a Participant’s account and any such termination or amendment shall apply uniformly to all Participants. The Administrative Committee, in its discretion, may amend the Plan if it finds that such amendment does not significantly increase or decrease benefits or costs. Notwithstanding the foregoing, the Board or the Administrative Committee may amend the Plan to:

(a)	Ensure that this Plan complies with the requirements of Code section 409A for deferral of taxation on compensation deferred hereunder until the time of distribution; and
(b)

Add provisions for changes to elections as to time and manner of distributions and other changes that comply with the requirements of Code section 409A for the deferral of taxation on deferred compensation until the time of distribution.

7.2 Reorganization of Employer

In the event of a merger or consolidation of the Employer, or the transfer of substantially all of the assets of the Employer to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Employer hereunder without obtaining the consent of any Participant or Beneficiary. If such successor shall assume the liabilities of the Employer hereunder, then the Employer shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Employer for benefits under or in connection with the Plan.

7.3 Protected Benefits

If the Plan is terminated or amended so as to prevent further earnings adjustments, or if liabilities accrued hereunder up to the date of an event specified in section 7.2 are not assumed by the successor to the Employer, then the dollar amount in the account of each Participant or Beneficiary (whether or not vested) shall be paid in cash to such Participant or Beneficiary in a single sum on the last day of the second month following the month in which the amendment or termination occurs.

Article 8. Claims and Appeals Procedures

8.1 Application for Benefits

All applications for benefits under the Plan shall be submitted to: Occidental Petroleum Corporation, Attention: Administrative Committee, 10889 Wilshire Blvd., Los Angeles, CA 90024. Applications for benefits must be in writing on the forms prescribed by the Administrative Committee and must be signed by the Participant, Beneficiary, spouse, Alternate Payee, or other person claiming benefits under this Plan (each of which may be “Claimant”).

8.2 Claims Procedure for Benefits

(a)

If a Claimant believes he is entitled to a benefit, or a benefit different from the one received, then the Claimant may file a claim for the benefit by writing a letter to the Administrative Committee or its authorized delegate.

(b)

Within a reasonable period of time, but not later than 90 days after receipt of a claim for benefits, the Administrative Committee or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 90 days from the end of the initial 90-day period. If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 90-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a determination on the claim.

(c)

In the case of an adverse benefit determination, the Administrative Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant:

(1)	The specific reason or reasons for the adverse benefit determination;
(2)	Reference to the specific Plan provisions on which the adverse benefit determination is based;
(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and
(4)

A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

(d)

Within 60 days after receipt by the Claimant of notification of the adverse benefit determination, the Claimant or his duly authorized representative, upon written application to the Administrative Committee, may request that the Administrative

Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the Claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Administrative Committee’s (or delegate’s) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination.

(e)

Within a reasonable period of time, but not later than 60 days after receipt of such request for review, the Administrative Committee or its delegate shall notify the Claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 60 days from the end of the initial 60-day period. If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Administrative Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant:

(1)	The specific reason or reasons for the adverse final benefit determination;
(2)	Reference to the specific Plan provisions on which the adverse final benefit determination is based;
(3)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

8.3 Limitations on Actions

All decisions made under the procedure set out in this Article shall be final and there shall be no further right of appeal. No person may initiate a lawsuit before fully exhausting the claims procedures set out in this Article, including appeal. To provide for an expeditious resolution of any dispute concerning a claim for benefits that has been denied and to ensure that all evidence pertinent to such claim is available, no lawsuit may be brought contesting a denial of benefits more than the later of:

(a)	180 days after receiving the written response of the Administrative Committee to an appeal; or

(b)	365 days after an applicant’s original application for benefits.

Article 9. General Provisions

9.1 Unsecured General Creditor

The rights of a Participant, Beneficiary, Alternate Payee or their heirs, successors, and assigns, as relates to any Company or Employer promises hereunder, shall not be secured by any specific assets of the Company or any Employer, nor shall any assets of the Company or any Employer be designated as attributable or allocated to the satisfaction of such promises.

9.2 Trust Fund

The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or Administrative Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

9.3 Nonassignability

(a)

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amount, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(b)

Notwithstanding subsection (a), the right to benefits payable with respect to a Participant pursuant to a Qualified Divorce Order may be created, assigned, or recognized. The Administrative Committee shall establish appropriate policies and procedures to determine whether a Divorce Order presented to the Administrative Committee constitutes a qualified Divorce Order under this Plan, and to administer distributions pursuant to the terms of Qualified Divorce Orders. In the event that a Qualified Divorce Order exists with respect to benefits payable under the Plan, such benefits otherwise payable to the Participant specified in the Qualified Divorce Order shall be payable to the Alternate Payee specified in such Qualified Divorce Order.

9.4 Release from Liability to Participant

A Participant’s right to receive benefits under the Plan shall be reduced to the extent that any portion of account maintained for the Participant has been paid or set aside for payment to an Alternate Payee pursuant to a Qualified Divorce Order or to the extent that the Company or the Plan is otherwise subject to a binding judgment, decree, or order for the attachment, garnishment or execution of any portion of the account maintained for the Participant or of any distributions therefrom. The Participant shall be deemed to have released the Company and the Plan from any claim with respect to such amounts in any case in which:

(a)	The Company, the Plan, or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts; and
(b)	The Participant fails to obtain an order of the court in the proceeding relieving the Company and the Plan from the obligation to comply with the judgment, decree or order.

9.5 Employment Not Guaranteed

Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Employer. Accordingly, subject to the terms of any written employment agreement to the contrary, the Company and Employer shall have the right to terminate or change the terms of employment of a Participant at any time and for any reason whatsoever, with or without cause.

9.6 Gender, Singular & Plural

All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.7 Captions

The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8 Validity

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.9 Notice

Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10 Applicable Law

The Plan shall be governed by and construed in accordance with Code section 409A (or other applicable section), and any regulations promulgated thereunder, and the laws of the State of California to the extent such laws are not preempted by ERISA.